Exhibit 99.1

Sensus Healthcare Reports Third Quarter 2021 Financial Results

Achieves profitability on revenues of $5.5 million, up sharply from $1.6 million a year ago

Affirms expectations for continued growth in 4Q and full-year profitability

Conference call begins at 4:30 p.m. Eastern time today

BOCA RATON, Fla. (November 4, 2021) – Sensus Healthcare, Inc. (Nasdaq: SRTS), a medical device company specializing in highly effective, non-invasive, minimally-invasive and cost-effective treatments for oncological and non-oncological conditions, announces financial results for the three and nine months ended September 30, 2021.

Highlights from the third quarter of 2021 and recent weeks include the following (all comparisons are with the third quarter of 2020, unless otherwise indicated):

●	Revenues were $5.5 million, up 244%

●	Net income was $0.2 million, or $0.01 per diluted share, compared with a net loss of $(1.7) million, or $(0.10) per share

●	Adjusted EBITDA, a non-GAAP financial measure, was a positive $0.5 million, compared with a negative $(1.5) million

●	Shipped 14 systems including eight SRT-100 Vision systems, and one SRT-100 system shipped to China

●	Affirms expectations for fourth quarter and full year 2021 profitability

●	Received a five-year license renewal for the SRT-100™ from the Chinese Health Authority

Management Commentary

“The third quarter and subsequent weeks featured several encouraging events that bode well for continued sales growth, not only in the fourth quarter but through 2022,” said Joe Sardano, chairman and chief executive officer of Sensus Healthcare. “We reported our first profitable third quarter in our company’s history, and based on a robust backlog of orders we believe Sensus will report positive net income for 2021.

“Our domestic business is significantly improved compared with the pandemic-impacted third quarter of 2020, with 14 systems shipped including eight premium SRT-100 Vision™ systems. We are highly encouraged by the reception our new fair-market-leasing program has received to date. Our physician customers are beginning to take advantage of this offering and its ability to provide a positive ROI for the SRT-100 Vision by treating just two patients per month. In addition, our organization has done an excellent job in articulating the improved CMS reimbursement rates that went into effect at the start of the year, along with the benefits of SRT to a growing number of physicians. This has led to improved patient volumes at customer sites, as well.

“Our SRT systems were well received at last month’s Fall Clinical held live in Las Vegas and virtually. This conference provided the opportunity for us to demonstrate our technology in person for the first time in more than 18 months, and interest in our products and the number of new sales leads both were strong. In addition, conference presentations on the safety and efficacy of SRT, and discussions of improved reimbursement by key opinion leaders supported our presence.”

Mr. Sardano continued, “International sales continue to be promising, in particular in China where we engaged a new distribution partner, Ekpac Healthcare, late last year. During the third quarter we sold an SRT-100 system in China, our sixth of the year. We expect to sell additional systems in China in the coming months. Importantly, the Chinese Health Authority renewed our license to market the SRT-100 system for an additional five years.  This new license runs through December 2026 and covers the sale of the Company’s superficial radiation therapy to treat non-melanoma skin cancer and keloids.

“Our acquisition of mobile aesthetic laser companies in Florida last year and the formation of Sensus Laser Aesthetic Solutions (SLAS) were smart steps to increase our customer base, provide a beachhead for further acquisitions and improve access to laser technology. The integration of our Sentinel™ IT Solutions software into our proprietary lasers is complete, and these lasers are now available through SLAS. We implemented creative leasing options for our lasers and believe the combination of Sentinel technology – which provides asset management and HIPAA-compliant patient data and storage capability, and also contains the software to support shared service models including direct patient billing – is an important avenue for growth.”

Mr. Sardano concluded, “The resumption of significant sales following peak pandemic months, along with a keen focus on expenses position Sensus for a profitable fourth quarter and full year.”

Third Quarter Financial Results

Revenues for the third quarter of 2021 were $5.5 million compared with $1.6 million for the third quarter of 2020. The 244% increase was primarily driven by a higher number of units sold in 2021, service revenue on installed units and the impact of COVID-19 on the third quarter of 2020.

Cost of sales for the third quarter of 2021 was $2.3 million compared with $0.9 million for the prior-year quarter. The increase was due to higher sales in the 2021 period.

Gross profit for the third quarter of 2021 was $3.2 million, or 57.9% of revenues, compared with $0.7 million, or 41.5% of revenues, for the third quarter of 2020. The increase in gross profit was primarily driven by the higher number of units sold in 2021, service revenue on installed units and the impact of COVID-19 on the 2020 quarter.

Selling and marketing expense for the third quarter of 2021 was $1.2 million compared with $1.0 million for the third quarter of 2020. The increase was primarily due to higher commission expense.

General and administrative expense for the third quarter of 2021 was $1.1 million compared with $1.0 million for the third quarter of 2020. The increase was primarily due to higher stock-compensation expense.

Research and development expense for the third quarter of 2021 was $0.7 million compared with $0.9 million for the prior-year quarter. The decrease was due to lower spending as the Sculptura™ project entered the production phase during 2020.

No other income was reported for the third quarter of 2021 compared with other income of $0.6 million for the third quarter of 2020, which was attributable to a bargain purchase gain recorded as a result of an acquisition.

Net income for the third quarter of 2021 was $0.2 million, or $0.01 per diluted share, compared with a net loss of $(1.7) million, or $(0.10) per share, for the third quarter of 2020.

Adjusted EBITDA for the third quarter of 2021 was $0.5 million compared with $(1.5) million in the third quarter of 2020. Adjusted EBITDA, a non-GAAP financial measure, is defined as earnings before interest, taxes, depreciation, amortization and stock-compensation expense. Please see below for a reconciliation between GAAP and non-GAAP financial measures, and the specific reasons these non-GAAP financial measures are provided.

Cash and cash equivalents were $16.4 million as of September 30, 2021 compared with $14.9 million as of December 31, 2020. The company had no long-term debt and $0.1 million in outstanding borrowings under the COVID-19 Paycheck Protection Program as of September 30, 2021.

Nine Month Financial Results

Revenues for the first nine months of 2021 were $14.0 million compared with $4.5 million for the first nine months of 2020. The 211% increase was primarily driven by the higher number of units sold in 2021, service revenue on installed units and the impact of COVID-19 in the first nine months of 2020.

Cost of sales was $5.9 million for the first nine months of 2021 compared with $2.5 million for the first nine months of 2020. The increase was due to higher sales in the 2021 period.

Gross profit for the first nine months of 2021 was $8.1 million, or 58.0% of revenues, compared with $2.0 million, or 45.1% of revenues, for the first nine months of 2020. The increase in gross profit was primarily driven by the higher number of units sold in 2021, service revenue on installed units and the impact of COVID-19 in the first nine months of 2020.

Selling and marketing expense was $3.5 million for the first nine months of 2021 compared with $4.0 million for the first nine months of 2020. The decrease was primarily attributable to lower tradeshow expense due to cancellations related to COVID-19, reduced marketing activities including travel and lower salary and benefit expenses due to reduced headcount, partially offset by an in increase in commission expense.

General and administrative expense was $3.5 million year-to-date, compared with $3.2 million for the prior-year period. The increase was primarily due to higher legal and professional fees, public company expenses and insurance premium costs.

Research and development expense for the first nine months of 2021 was $2.3 million compared with $3.3 million for the first nine months of 2020. The decrease reflected lower spending as the Sculptura project entered production phase during 2020.

No other income was reported for the first nine months of 2021 compared with other income of $0.6 million for the first nine months of 2020, which was attributable to a bargain purchase gain recorded as a result of an acquisition.

Net loss for the first nine months of 2021 was $(1.2) million, or $(0.07) per share, compared with a net loss of $(7.9) million, or $(0.48) per share, for the first nine months of 2020.

Adjusted EBITDA for the first nine months of 2021 was $(0.4) million compared with $(7.1) million for the first nine months of 2020.

Use of Non-GAAP Financial Information

This press release contains supplemental financial information determined by methods other than in accordance with accounting principles generally accepted in the United States (GAAP). Sensus Healthcare management uses Adjusted EBITDA, a non-GAAP financial measure, in its analysis of performance. Adjusted EBITDA should not be considered a substitute for GAAP basis measures, nor should it be viewed as a substitute for operating results determined in accordance with GAAP. Management believes the presentation of Adjusted EBITDA, which excludes the impact of interest, income taxes, depreciation, amortization and stock-compensation expense, provides useful supplemental information that is essential to a proper understanding of the financial results of Sensus Healthcare. Non-GAAP financial measures are not formally defined by GAAP, and other entities may use calculation methods that differ from those used by Sensus Healthcare. As a complement to GAAP financial measures, management believes that Adjusted EBITDA assists investors who follow the practice of some investment analysts who adjust GAAP financial measures to exclude items that may obscure underlying performance and distort comparability. A reconciliation of the GAAP net loss to Adjusted EBITDA is provided in the schedule below.

SENSUS HEALTHCARE, INC.

GAAP TO NON-GAAP RECONCILIATION

(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
(in thousands)	2021	2020	2021	2020

Net income (loss), as reported	$195	$(1,692)	$(1,199)	$(7,854)
Add:
Depreciation and amortization	128	184	472	484
Stock compensation expense	205	37	325	324
Interest, net	(1)	1	-	(49)
Adjusted EBITDA, non GAAP	$527	$(1,470)	$(402)	$(7,095)

Conference Call and Webcast

Sensus Healthcare will host an investment community conference call today beginning at 4:30 p.m. Eastern time, during which management will discuss financial results for the 2021 third quarter and year-to-date, provide a business update and answer questions. To access the conference call the dial-in numbers are 800-285-6670 (U.S. and Canada) or 832-553-9961 (International). Please direct the operator to be connected to the Sensus Healthcare conference call. The call will be webcast live and can be accessed at the following link, which also may be found in the Investor Relations section of the Company’s website at www.sensushealthcare.com.

Following the conclusion of the conference call, a replay will be available and can be accessed by dialing 888-539-4649 (U.S. and Canada) or 754-333-7735 (International). At the system prompt, dial the replay code 156495 followed by the # sign. Playback will automatically begin. An archived webcast of the call will also be available in the Investor Relations section of the Company’s website for a period of time.

About Sensus Healthcare

Sensus Healthcare, Inc. is a medical device company specializing in highly effective, non-invasive, minimally-invasive and cost-effective treatments for both oncological and non-oncological conditions. The Sculptura™ modulated robotic brachytherapy radiation oncology system provides targeted directional anisotropic radiation therapy (ART) and brachytherapy utilizing our proprietary, state-of-the-art 3D Beam Sculpting™ to treat patients undergoing cancer treatment during surgery, or at the tumor site, fast and efficiently. Sensus also offers its proprietary low-energy X-ray technology known as superficial radiation therapy (SRT), which is the culmination of more than a decade of research and development, to treat non-melanoma skin cancers and keloids with its SRT-100™, SRT-100+™ and SRT-100 Vision™ systems. With its portfolio of innovative medical device products, Sensus provides revolutionary treatment options to enhance the quality of life of patients around the world.

For more information, visit www.sensushealthcare.com.

Forward-Looking Statements

This press release includes statements that are, or may be deemed, ''forward-looking statements.'' In some cases, these statements can be identified by the use of forward-looking terminology such as "believes," "estimates," "anticipates," "expects," "plans," "intends," "may," "could," "might," "will," "should," “approximately,” "potential" or negative or other variations of those terms or comparable terminology, although not all forward-looking statements contain these words.

Forward-looking statements involve risks and uncertainties because they relate to events, developments, and circumstances relating to Sensus, our industry, and/or general economic or other conditions that may or may not occur in the future or may occur on longer or shorter timelines than anticipated. Although we believe that we have a reasonable basis for each forward-looking statement contained in this press release, forward-looking statements are not guarantees of future performance, and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward looking statements contained in this press release, as a result of the following factors, among others: the continuation and severity of the COVID-19 pandemic, including its impact on sales and marketing; our ability to achieve profitability; our ability to obtain and maintain the intellectual property needed to adequately protect our products, and our ability to avoid infringing or otherwise violating the intellectual property rights of third parties; the level and availability of government and/or third party payor reimbursement for clinical procedures using our products, and the willingness of healthcare providers to purchase our products if the level of reimbursement declines; the regulatory requirements applicable to us and our competitors; our ability to efficiently manage our manufacturing processes and costs; the risks arising from our international operations; legislation, regulation, or other governmental action , that affects our products, taxes, international trade regulation, or other aspects of our business; concentration of our customers in the U.S. and China, including the concentration of sales to one particular customer in the U.S.; and other risks described from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

In addition, even if future events, developments, and circumstances are consistent with the forward-looking statements contained in this press release, they may not be predictive of results or developments in future periods. Any forward-looking statements that we make in this press release speak only as of the date of such statement, and we undertake no obligation to update such statements to reflect events or circumstances after the date of this press release, except as may be required by applicable law. You should read carefully our "Cautionary Note Regarding Forward-Looking Information" and the factors described in the "Risk Factors" section of our periodic reports filed with the Securities and Exchange Commission to better understand the risks and uncertainties inherent in our business.

Contact:
LHA Investor Relations

Kim Sutton Golodetz

212-838-3777

kgolodetz@lhai.com

(Tables to follow)

SENSUS HEALTHCARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of September 30,	As of December 31,
(in thousands, except shares and per share data)	2021	2020
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$16,391	$14,907
Accounts receivable, net	4,069	3,776
Inventories	2,041	4,427
Prepaid and other current assets	1,968	2,061
Total current assets	24,469	25,171
Property and equipment, net	684	1,356
Intangibles, net	170	338
Deposits	69	69
Operating lease right-of-use assets, net	234	1,076
Total assets	$25,626	$28,010
Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued expenses	$2,686	$2,874
Deferred revenue, current portion	1,418	1,492
Operating lease liabilities, current portion	240	303
Loan payable	105	—
Product warranties	324	187
Total current Liabilities	4,773	4,856
Loan payable	—	267
Operating lease liabilities	—	812
Deferred revenue, net of current portion	246	579
Total liabilities	5,019	6,514
Commitments and contingencies
Stockholders’ equity
Preferred stock, 5,000,000 shares authorized and none issued and outstanding	—	—
Common stock, $0.01 par value – 50,000,000 authorized; 16,694,311 issued and 16,617,274 outstanding at September 30, 2021; 16,564,311 and 16,491,103 issued and outstanding at December 31, 2020	167	166
Additional paid-in capital	44,025	43,701
Treasury stock, 77,037 and 73,208 shares at cost, at September 30, 2021 and December 31, 2020, respectively	(325)	(310)
Accumulated deficit	(23,260)	(22,061)
Total stockholders’ equity	20,607	21,496
Total liabilities and stockholders’ equity	$25,626	$28,010

SENSUS HEALTHCARE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	For the Three Months Ended		For the Nine Months Ended
(in thousands, except share and per share data)	September 30,		September 30,
	2021	2020	2021	2020

Revenues	$5,525	$1,620	$14,017	$4,483
Cost of sales	2,324	948	5,885	2,462
Gross profit	3,201	672	8,132	2,021
Operating expenses:
Selling and marketing	1,180	1,034	3,502	3,987
General and administrative	1,082	976	3,499	3,210
Research and development	744	941	2,330	3,315
Total operating expenses	3,006	2,951	9,331	10,512
Income (loss) from operations	195	(2,279)	(1,199)	(8,491)
Other income (expense):
Gain on acquisition		588		588
Interest income	-	2	1	66
Interest expense	-	(3)	(1)	(17)
Other income (expense), net	-	587	-	637
Net income (loss)	$195	$(1,692)	$(1,199)	$(7,854)
Net income (loss) per share – basic	$0.01	$(0.10)	$(0.07)	$(0.48)
diluted	$0.01	$(0.10)	$(0.07)	$(0.48)
Weighted average number of shares used in computing net income (loss) per share – basic	16,486,969	16,453,603	16,470,258	16,427,524
diluted	16,498,832	16,453,603	16,470,258	16,427,524

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